		Exhibit 99(a)
HSBC Finance Corporation HSBC Automotive Trust 2005-3

Original Principal Class A
Class A-1	249,500,000
Class A-2	246,800,000
Class A-3	273,000,000
Class A-4	135,969,000

Number of Class A Bonds (000's)
Class A-1	249,500
Class A-2	246,800
Class A-3	273,000
Class A-4	135,969

Distribution Date		2005 Total
Days

CLASS A
Class A-1 Principal Distribution		40,994,698.38
Class A-1 Interest Distribution		1,366,480.31

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		1,417,728.89

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		1,601,600.00

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		820,950.61